Exhibit 99.1

 Gulf Island Fabrication, Inc. Reports Second Quarter Earnings


    HOUMA, La.--(BUSINESS WIRE)--July 27, 2005--Gulf Island Fabrication, Inc. (NASDAQ:GIFI) today reported net income of $4.6 million ($.37 diluted EPS) on revenue of $55.4 million for its second quarter ended June 30, 2005, compared to net income of $3.5 million ($.29 diluted EPS) on revenue of $41.4 million for the second quarter ended June 30, 2004. Net income for the first six months of 2005 was $8.1 million ($.65 diluted EPS) on revenue of $109.6 million, compared to net income of $7.5 million ($.62 diluted EPS) on revenue of $92.2 million for the first six months of 2004.
    The company had a revenue backlog of $86.6 million and a labor backlog of approximately 1.1 million man-hours remaining to work, which consist of work remaining at June 30, 2005 and commitments received since June 30, 2005.



                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)

                                               June 30,   December 31,
                                                 2005         2004
                                              -----------  -----------
Cash and short-term investments              $    45,552  $    40,397
Total current assets                             103,800       91,290
Property, plant and equipment, at cost, net       59,856       60,346
Total assets                                     164,305      152,285
Total current liabilities                         20,580       16,076
Debt                                                   0            0
Shareholders' equity                             134,352      126,584
Total liabilities and shareholders' equity       164,305      152,285


    The management of Gulf Island Fabrication, Inc. will hold a conference call today, July 27, 2005, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended June 30, 2005. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.946.0785. A digital rebroadcast of the call is available two hours after the call and ending August 5, 2005 by dialing 1.888.203.1112, replay passcode:
4872255.
    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.



                    GULF ISLAND FABRICATION, INC.
            CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands, except per share data)


                                Three Months Ended   Six Months Ended
                                      June 30,           June 30,
                                ------------------  ------------------
                                   2005      2004      2005      2004
                                --------  --------  --------  --------

Revenue                        $ 55,412  $ 41,443  $109,644  $ 92,237
Cost of revenue                  46,978    34,941    94,703    78,405
                                --------  --------  --------  --------
Gross profit                      8,434     6,502    14,941    13,832
General and administrative
 expenses                         1,514     1,256     2,886     2,566
                                --------  --------  --------  --------
Operating income                  6,920     5,246    12,055    11,266

Other income (expense):
Interest expense                     (9)      (20)      (36)      (27)
Interest income                     310       138       597       187
Other                                 1        29        (2)       47
                                --------  --------  --------  --------
                                    302       147       559       207
                                --------  --------  --------  --------

Income before income taxes        7,222     5,393    12,614    11,473

Income taxes                      2,652     1,887     4,541     4,015
                                --------  --------  --------  --------


Net income                     $  4,570  $  3,506  $  8,073  $  7,458
                                ========  ========  ========  ========



Per share data:

   Basic earnings per share:   $   0.37  $   0.29  $   0.66  $   0.62
                                ========  ========  ========  ========

   Diluted income per share:   $   0.37  $   0.29  $   0.65  $   0.62
                                ========  ========  ========  ========


       Weighted-average shares   12,241    12,064    12,219    11,966
       Effect of dilutive
        securities: employee
        stock options               103       131       118       144
                                --------  --------  --------  --------
       Adjusted weighted-
        average shares           12,344    12,195    12,337    12,110
                                ========  ========  ========  ========

Depreciation included in
 expense above                 $  1,565  $  1,501  $  3,118  $  2,971
                                ========  ========  ========  ========

Cash dividend declared per
 common share                  $  0.075  $   0.05  $   0.15  $   0.10
                                ========  ========  ========  ========


    CONTACT: Gulf Island Fabrication Inc., Houma
             Kerry J. Chauvin or Joseph "Duke" Gallagher, 985-872-2100